CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ENTECH ENVIRONMENTAL TECHNOLOGIES INC.

(Pursuant to Sections 607.0821 of the
Florida Business Corporation Act)

Entech Environmental Technologies Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), hereby certifies that, pursuant to authority vested in its Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the following resolution was adopted as of February 20, 2008 by the Board of Directors of the Corporation pursuant to Section 607.0821 of the Florida Business Corporation Act and that shareholder action was not required:

RESOLVED, that, it is in the best interest of this Corporation to create a new series of its Preferred Stock; and be it

RESOLVED FURTHER, that, pursuant to authority vested in the Board of Directors of the Corporation by Article III of the Corporation's Amended and Restated Articles of Incorporation, of the total authorized number of 10,000,000 shares of Preferred Stock of the Corporation, there shall be designated a series of 1,000,000 shares of Preferred Stock which shall be issued in and constitute a single series to be known as “Series A Convertible Preferred Stock”, par value $0.001 per share (hereinafter called the “Series A Preferred”). The shares of Series A Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

Section 1. Dividends and Distributions.

(a)    The holders of Series A Preferred will not be entitled to dividends unless the Company pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A Preferred will be entitled to receive dividends of cash or property, out of any assets legally available therefore, in an amount or value equal to the amount of dividends per share of Series A Preferred, as would have been payable on the number of shares of Common Stock into which each share of Series A Preferred would be convertible, if such shares of Series A Preferred had been converted to Common Stock as of the record date for the determination of holders of Common Stock entitled to receive such dividends (the

“Post-Reverse Split Dividends”); provided that if the Series A Preferred shall be entitled to receive dividends pursuant to the foregoing prior to the effectiveness of the Reverse Split, then each outstanding share of the Series A Preferred will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the product of Post-Reverse Split Dividends and the Reverse Split Ratio. Any dividend payable to the Series A Preferred will have the same record and payment date and terms as the dividend payable on the Common Stock. The rights of holders of Series A Preferred to receive dividends are subject to the rights of any holder of the Corporation’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”) or other senior stock.

(b)    The holders of Series A Preferred shall not be entitled to receive any dividends or other distributions except as provided in this Certificate of Designations, Preferences and Rights of Series A Preferred.

Section 2. Voting Rights.  The holders of shares of Series A Preferred shall be entitled to the following voting rights:

(a)    Those voting rights required by applicable law; and

(b)    The right to vote together with the holders of the Common Stock and Series B Preferred, as a single class, upon all matters submitted to holders of Common Stock for a vote, with each share of Series A Preferred carrying a number of votes equal to the number of shares of Common Stock issuable in a Mandatory Conversion (as defined in Section 4) based on the then applicable Conversion Rate, and each holder of Series A Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.

Section 3.  Redemption; Liquidation Preference. The Series A Preferred shall not be redeemable and shall have no liquidation preference.

Section 4.  Mandatory Conversion.

(a)    Automatic Conversion. The Company shall file an amendment to the Company’s Articles of Incorporation (“Amendment”) with the Secretary of State of the State of Florida effecting a 328.72898-for-1 reverse stock split of the Common Stock (or a split using such other ratio that may be required) (the “Reverse Split Ratio”) so that the Company has a number of authorized and unissued shares of Common Stock sufficient to permit the conversion of all outstanding shares of the Series A Preferred (the “Reverse Split”). As of the date of the filing and acceptance of the Amendment by the Secretary of State of the State of Florida, all the outstanding shares of Series A Preferred will immediately and automatically convert into shares of Common Stock without any notice or action required on the part of the Corporation or the holders of Series A Preferred or Common Stock (the “Mandatory Conversion”). In the Mandatory Conversion, each holder of Series A Preferred will be entitled to receive twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held (the “Conversion Rate”).

(b)    Obligation. The Company agrees that it shall, in good faith, (i) promptly take any and all such corporate action as may, in the opinion of its counsel, be necessary to effect the Reverse Split and to expeditiously effect the Mandatory Conversion and (ii) use its reasonable best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation to achieve the foregoing.

(c)    Conversion Procedure. The Company shall use its reasonable best efforts to issue or cause its transfer agent to issue the Common Stock issuable upon a Mandatory Conversion as soon as practicable, but in any event within five (5) business days after the Mandatory Conversion. In a Mandatory Conversion, all fractional shares will be rounded up to the nearest whole share. The Common Stock issuable upon the Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), and that it cannot be transferred unless (i) it is registered under the Securities Act, (ii) an exemption from registration is available in the opinion of counsel to the Company or (iii) there is submitted to the Company such other evidence as may be satisfactory to the Company to the effect that any such transfer shall be in compliance with the Securities Act and applicable state securities law. The Common Stock issuable upon the Mandatory Conversion shall be issued in the name of the person who is the holder of the Series A Preferred unless, in the opinion of counsel to the Company, a change of name and such transfer can be made in compliance with applicable securities laws or there is submitted to the Company such other evidence as may be satisfactory to the Company that a change of name and such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Series A Preferred are so recorded upon the Mandatory Conversion shall be treated as a common stockholder of the Company immediately following the filing and acceptance of the Amendment. Immediately following the filing and acceptance of the Amendment (and upon the occurrence of the Mandatory Conversion), and until such time as the Company shall tender to the record holder thereof a certificate representing the appropriate number of shares of Common Stock into which such holder’s Series A Preferred were converted in the Mandatory Conversion, each outstanding certificate representing Series A Preferred shall represent the number of shares of Common Stock into which such Series A Preferred shares were converted, which number shall reflect the effects of the Reverse Split.

Section 5.  Adjustments to Conversion Rate and Certain Other Adjustments. The Conversion Rate for the number of shares of Common Stock into which the Series A Preferred shall be converted on a Mandatory Conversion shall be subject to adjustment from time to time as hereinafter set forth, notice of which shall be promptly provided to the holders of the Series A Preferred:

(a)    Stock Dividends, Recapitalization, Reclassification, Split-Ups. If,

prior to or on the date of Mandatory Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or any right to acquire Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Mandatory Conversion of the Series A Preferred shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)    Aggregation of Shares. If prior to or on the date of Mandatory Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, (including the Reverse Split), then, upon the effective date thereof, the number of shares of Common Stock issuable on the Mandatory Conversion of the Series A Preferred shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)    Mergers or Consolidations. If at any time or from time to time prior to the date of a Mandatory Conversion there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 5(a) or 5(b) above) (each a “Reorganization”), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock issuable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of Series A Preferred remaining outstanding, or other convertible preferred stock received by such holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as provided above. If this Section 5(c) applies to a Reorganization, then Sections 5(a) and 5(b) shall not apply to such Reorganization.

(d)    Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

Section 6.  No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against impairment.

Section 7.  No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Section 8.  Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series A Preferred, at least ten (10) days prior to the record date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Section 9.  Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

Section 10. No Charge for Conversion. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred shall be made without charge to the converting holders for such certificates and without any tax in respect of the issuance of such certificates.

Section 11.  Return to Status as Authorized Shares. Upon a Mandatory Conversion or any other redemption or extinguishment of the Series A Preferred, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation. Following conversion of all outstanding shares of Series A Preferred on the Mandatory Conversion, this Certificate of Designations shall be automatically cancelled and void and be of no further force and effect.

Section 12.  Amendment.  This Certificate of Designations constitutes an agreement between the Company and the holders of the Series A Preferred. For as long as any shares of Series A Preferred are outstanding, the terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of a majority of the then outstanding shares of Series A Preferred, voting together as a class and series.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 20th day of February, 2008.

/s/: Terence Francis Leong

Name: Terence Francis Leong
Title: Chief Executive Officer